INVESTMENT MANAGEMENT

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Exhibit (d)(1)(A)(i)

May 1, 2026

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Modification of Management Fees for Voya Limited Maturity Bond Portfolio

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated May 1, 2017, between Voya Investors Trust (“VIT”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fees for Voya Limited Maturity Bond Portfolio (the “Portfolio”) effective on May 1, 2026, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the fees of the Portfolio in Amended Schedule B of the Agreement. The Amended Schedule A and the Amended Schedule B are attached hereto.

Please signify your acceptance of the modifications to this Agreement with respect to the aforementioned Portfolio by signing below where indicated.

Very sincerely,

By: _/s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President

Voya Investors Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic___________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

The Series of Voya Investors Trust, as described in the attached Investment Management Agreement, to which Voya Investments, LLC shall act as Manager, are as follows:

Series

Voya Government Liquid Assets Portfolio

Voya High Yield Portfolio

Voya Limited Maturity Bond Portfolio

Voya U.S. Stock Index Portfolio

Voya VACS Index Series S Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

Effective Date: February 6, 2026, to reflect the removal of VY® T. Rowe Price Equity Income Portfolio.

A-1

AMENDED SCHEDULE B

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Voya Investments, LLC (the “Manager”) to the following Series of the Voya Investors Trust (the “Trust”), pursuant to the attached Investment Management Agreement, the Trust will pay the Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of that Series.

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

0.350% on first $200 million in combined assets of
Voya Government Liquid Assets Portfolio1	these Series;
0.300% on next $300 million; and

0.250% on assets in excess of $500 million

0.490% on first $1 billion;
Voya High Yield Portfolio	0.480% on next $1 billion; and
0.470% on assets in excess of $2 billion

0.330% on first $200 million in combined assets of
Voya Limited Maturity Bond Portfolio1	these Series;
0.280% on next $300 million; and

0.230% on assets in excess of $500 million
Voya U.S. Stock Index Portfolio	0.260%

Voya VACS Index Series S Portfolio	0.150%

VY® Invesco Growth and Income Portfolio2	0.750% first $750 million in combined assets of these
VY® T. Rowe Price Capital Appreciation	Series;
0.700% next $1.25 billion;
Portfolio2	0.650% next $1.5 billion; and

1For purposes of calculating the fees under this Agreement, the assets of Voya Government Liquid Assets Portfolio and Voya Limited Maturity Bond Portfolio shall be aggregated. The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

2For purposes of calculating fees under this Agreement, the assets for VY® Invesco Growth and Income Portfolio and VY® T. Rowe Price Capital Appreciation Portfolio shall be aggregated with the assets of the VY® Columbia Real Estate Portfolio, a series of Voya Investors Trust, which is not a party to this Agreement. The aggregated assets will be applied to the above

B-1

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

0.600% on assets in excess of $3.5 billion

VY® JPMorgan Emerging Markets Equity	1.250%
Portfolio

0.900% on first $200 million;
VY® JPMorgan Small Cap Core Equity	0.850% on next $300 million;
0.800% on next $250 million; and
Portfolio
0.750% on assets in excess of $750 million

VY® Morgan Stanley Global Franchise	0.8800% on first $250 million;
0.7800% on next $250 million; and
Portfolio	0.6300% on assets thereafter

Effective Date: May 1, 2026, to reflect the management fee rate modifications to Voya Limited Maturity Bond Portfolio.

schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.

B-2